Notice is hereby given that an Annual and Special Meeting of the Shareholders (the "Meeting") of CFM Corporation (the "Corporation") will be held in the Auditorium in the Conference Centre at The Toronto Stock Exchange, The Exchange Tower, 2 First Canadian Place, 130 King Street West, Toronto, Ontario, on Wednesday, February 26, 2003 at 4:15 p.m. (Toronto time), for the purposes of:

1. Receiving the directors’ Annual Report and the Corporation’s consolidated financial statements for the fiscal year ended September 28, 2002 together with the auditors’ report thereon;

2. Electing directors for the ensuing year;

3. Appointing auditors for the ensuing year and authorizing the directors to fix the remuneration of the auditors;

4. Considering and, if thought fit, approving a special resolution authorizing an amendment to the Articles of the Corporation to increase the maximum number of directors specified in the Articles of the Corporation to 12. The full text of the special resolution to be submitted to the Meeting with respect to this amendment to the Articles of the Corporation is set forth as Schedule B to the management information circular accompanying this notice; and

5. Transacting such other business, including amendments to the foregoing, as may properly come before the Meeting or any adjournment thereof.

A copy of the Annual Report, Management Information Circular and form of Proxy accompany this Notice.

Shareholders who are unable to attend the Meeting in person are requested to complete and sign the enclosed form of proxy and return it to Computershare Trust Company of Canada in the envelope provided for that purpose or to the Secretary of the Corporation not later than 5:00 p.m. (Toronto time) on February 24, 2003, or deposit it with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.

Dated this 31st day of December, 2002.

By order of the Board

SONYA STARK

Sonya Stark Secretary

This management information circular (the "Circular") is furnished in connection with the solicitation of proxies by the management of CFM Corporation (the "Corporation") for use at the annual and special meeting of the shareholders (or any postponements or adjournments thereof) of the Corporation (the “Meeting”) to be held on Wednesday, February 26, 2003 at 4:15 p.m. (Toronto time) at the place and for the purposes set forth in the foregoing notice of meeting (the “Notice”).

Solicitation of Proxies

The enclosed proxy is being solicited by or on behalf of the management of the Corporation and the cost of such solicitation will be borne by the Corporation. The solicitation will be primarily by mail, but regular employees of the Corporation may also solicit proxies by telephone or in person.

To be effective, proxies must be received by Computershare Trust Company of Canada at

100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 or the Secretary of the Corporation at 460 Admiral Boulevard, Mississauga, Ontario, L5T 3A3 before 5:00 p.m. (Toronto time) on February 24, 2003 or be deposited with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof.

Unless otherwise indicated, the information in this Circular is given as at December 31, 2002. Unless otherwise indicated, all dollar references in this Circular are to Canadian dollars.

Appointment of Proxy Holder

A shareholder has the right to appoint as his or her proxy holder a person or company (who need not be a shareholder), other than the persons designated in the form of proxy accompanying this Circular (who are officers of the Corporation), to attend and to act on the shareholder’s behalf at the Meeting. A shareholder may do so by inserting the name of such person in the blank space provided in the proxy and striking out the other names or by completing another proper form of proxy and delivering such proxy within the time limits specified above.

Revocation of Proxy

A shareholder executing the enclosed form of proxy has the right to revoke it under section 110(4) of the Business Corporations Act (Ontario), as amended (the “Act”). A shareholder may revoke a proxy by depositing an instrument in writing, including another proxy bearing a later date, executed by the shareholder or by an attorney authorized in writing, at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any postponement or adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any postponement or adjournment thereof, prior to being voted at the Meeting or any postponement or adjournment thereof, or in any other manner permitted by law. A shareholder attending the Meeting has the right to vote in person and, if he or she does so, his or her proxy is nullified with respect to the matters he or she votes upon and any subsequent matters thereafter to be voted on at the Meeting.

Exercise of Vote by Proxy

The common shares of the Corporation (the "Common Shares") represented by properly executed proxies will be voted, or withheld from voting, in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon at the Meeting, shares represented by properly executed proxies will be voted accordingly. If no choice is specified with respect to any such matter, the persons designated in the accompanying form of proxy will vote in favour of the matter to be voted on.

If any amendments or variations to matters identified in the Notice are proposed at the Meeting or if any other matters properly come before the Meeting, the enclosed form of proxy confers authority to vote on such amendments or variations according to the discretion of the person voting the proxy at the Meeting. At the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

Voting Shares and Principal Holders Thereof

The Common Shares are the only class of shares entitled to vote at the Meeting. As at December 31, 2002, 40,137,609 Common Shares were issued and outstanding, each carrying the right to one vote per share at the Meeting. The presence, in person or by proxy, of holders of 20% of the total number of issued voting shares is necessary for a quorum at the Meeting.

The Board of Directors of the Corporation (the "Board of Directors" or the "Board") has fixed the close of business on January 15, 2003 as the record date for the purpose of determining shareholders entitled to receive notice of the Meeting, but the failure of any shareholder to receive notice of the Meeting does not deprive the shareholder of the right to vote at the Meeting. If a person has acquired Common Shares after the record date, that person is entitled to vote those shares at the Meeting upon producing properly endorsed share certificates, or otherwise establishing share ownership, and requesting the inclusion of his or her name in the list of shareholders not later than ten days before the date of the Meeting.

To the knowledge of the directors and officers of the Corporation, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares except as follows:

	Number of Common Shares
	beneficially owned, directly or indirectly,
	or over which control or direction is	Approximate percentage of
Name of Holder	exercised as of December 31, 2002	outstanding Common Shares

Colin Adamson(1)	6,000,000	15%
Guardian Capital Inc.(2)	5,130,280	13%

(1) 3,682,559 Common Shares are registered to Cricket International Limited; however,Mr.Adamson exercises control over the voting of such shares.The remaining 2,317,441 Common Shares are held or controlled by Adamson House Inc.,a private holding company controlled by Mr.Adamson.Mr.Adamson also holds options to purchase an aggregate of 964,666 Common Shares (see “Statement of Executive Compensation – Option Exercises During the Most Recently Completed Fiscal Year and September 28,2002 Option Values”in this Circular).

(2) The directors and officers of the Corporation understand that Guardian Capital Inc.is an investment manager but are not aware whether any person on whose behalf shares are held by Guardian Capital Inc.beneficially owns,directly or indirectly,or exercises control or direction over,more than 10% of the outstanding Common Shares.

As at December 31, 2002, the Canadian Depository for Securities Limited ("CDS") is the registered owner of 27,083,640 Common Shares which represent approximately 68% of the outstanding Common Shares. The directors and officers of the Corporation understand that CDS holds these Common Shares as a nominee but are not aware whether any person on whose behalf such shares are held beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares.

Annual Report and Financial Statements

The audited consolidated financial statements of the Corporation for the fiscal year ended September 28, 2002 and the report of the auditors thereon will be placed before the Meeting. These audited consolidated financial statements form part of the Annual Report of the Corporation which accompanies the Notice and this Circular. Receipt at the Meeting of the audited consolidated financial statements of the Corporation for the fiscal year ended September 28, 2002 will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

The articles of the Corporation (the "Articles") provide for a minimum of one and a maximum of ten directors. The Board of Directors currently consists of nine directors to be elected annually. Each director will hold office until the next annual meeting or until his/her successor is duly elected unless his/her office is earlier vacated in accordance with the by-laws of the Corporation. In the course of its regular review of the overall effectiveness of the Board, the Board has determined that an increase in the number of directors, beyond the current authorized maximum number of directors as permitted by the Articles may be desirable in the future to the extent that suitable candidates are identified by the Board. Accordingly, the Board is requesting approval of a special resolution to amend the Articles to increase the authorized maximum number of directors from 10 to 12. The Corporation’s intention is to increase the size of the Board to 11 directors, providing suitable additional directors can be found. Please see “Special Business – Amendment of Articles to Increase the Maximum Number of Directors” on page 18 in this Circular.

The Board of Directors currently has three committees: the Compensation and Corporate Governance Committee (the “CCG Committee”), the Audit Committee and the Business Development Committee (the “BD Committee”). In light of the resignation of the former Chairman of the BD Committee as a director of the Corporation early in the most recently completed fiscal year, the Board of Directors determined that the two remaining directors on the BD Committee were an insufficient number of directors to carry out the BD Committee’s responsibilities and accordingly, the responsibilities of the BD Committee were assumed by the full Board during the most recently completed fiscal year. With the addition of two new directors during fiscal 2002, one of whom has been appointed Chairman of the BD Committee, the BD Committee will resume its work as a functioning committee of the Board during fiscal 2003. As the full Board assumed the BD Committee’s duties during fiscal 2002, this Circular will only provide details on the activities of the Corporation’s other two committees, the CCG Committee and the Audit Committee, during fiscal 2002.

During the fiscal year ended September 28, 2002, the Board of Directors met 12 times; the CCG Committee met five times and the Audit Committee met four times.

It is proposed to nominate the nine persons listed below for election as directors of the Corporation. All such proposed nominees, except Mr. Mitchell, are now directors of the Corporation and have been since the dates indicated. Unless authority to do so is withheld, proxies given pursuant to this solicitation by the management of the Corporation will be voted for the election of the proposed nominees listed below. If any of the proposed nominees should for any reason be unable to serve as a director of the Corporation, the persons named in the enclosed form of proxy reserve the right to nominate and vote for another nominee in their discretion.

A brief statement of the current principal occupation and a brief biography, including at least the past five years, for each person nominated for election as a director of the Corporation is set forth below. There are no contracts, arrangements or understandings between any director, any executive officer or any other person pursuant to which any of the nominees has been nominated.

Common Shares
beneficially owned,
directly or indirectly, or
		Year first	over which control or
	Principal occupation and	became a	direction is exercised
Name and office	short biography	director	at December 31, 2002(1)

Colin M. Adamson	Chairman, Chief Executive	1992	6,000,000(5)
Director, Chairman,	Officer and Co-Founder of
Chief Executive Officer	the Corporation.
and Co-Founder
Mr. Adamson co-founded the
Corporation in 1987 and, since
then, has held various positions
in the Corporation, including
Vice President, Secretary and
Treasurer from 1987 to 1994,
President from 1994 to 1996,
Chief Executive Officer since 1994
and Chairman since 1996. In
recognition of his achievements,
Mr. Adamson received the Ontario
Entrepreneur of the Year Award
in the Manufacturing – Consumer
Products sector in 1999.

Common Shares
beneficially owned,
directly or indirectly, or
		Year first	over which control or
	Principal occupation and	became a	direction is exercised
Name and office	short biography	director	at December 31, 2002(1)

David Colcleugh (4)	Chairman of DuPont Canada	2002	0
Director	since October 1997. President
and Chief Executive Officer of
DuPont Canada Inc. from October
1997 to January 1, 2003. DuPont
Canada is a diversified science
company, which products include
nylon industrial yarn, synthetic
fibers, polymer resins, packaging
films, automotive finishes, crop
protection products, and industrial
chemicals.

Mr. Colcleugh graduated from the
University of Toronto where he obtained
a B.A.Sc. in 1959, M.A.Sc. in 1960 and
a Ph.D in 1962. He furthered his education
from 1962 to 1963 at the University of
Cambridge, doing post-doctoral research.
Mr. Colcleugh joined DuPont Canada in
1963 as a Research Engineer in Kingston,
Ontario, and has held various positions
with Dupont including Corporate Plans in
EI DuPont, Wilmington, Delaware, and
President Asia Pacific Region in Tokyo,
Japan. In September 1997, Mr. Colcleugh
returned to Canada where he was
appointed Chairman, President and CEO
of DuPont Canada Inc.

William A. Corbett (2)(3)	Chairman of The New Providence	1994	5,000
Director	Development Company Limited
(a real estate developer).

Mr. Corbett received a Bachelor
of Commerce degree from the
University of Toronto in 1953 and
an honors law degree from
Osgoode Hall law school in 1957.
He practised law with Fraser & Beatty
from the time of his graduation to his
retirement in 1995. He was appointed
Chairman of the Executive Committee
of the firm in 1984, Vice-Chairman
in 1986 and Chairman in 1989.
Mr. Corbett’s practice was primarily
in the corporate and securities
law fields. He became Chairman of
The New Providence Development
Company Limited in 1992.

Common Shares
beneficially owned,
directly or indirectly, or
		Year first	over which control or
	Principal occupation and	became a	direction is exercised
Name and office	short biography	director	at December 31, 2002(1)

William S. Cullens (2)(3)	Director of the Corporation.	1994	10,000

Director	Past Chairman and Chief
Executive Officer of Canron Inc.
(a manufacturer of structural
steel, plastic pipe and fittings,
industrial forgings and
machined products).

Mr. Cullens graduated from the
University of Glasgow in 1951 with
a B.Sc. in Civil Engineering. He held
various engineering positions during
1951 to 1960 and in 1960 joined
Canron Inc. From 1960 to 1980
Mr. Cullens held various positions
with Canron. In 1980 Mr. Cullens
was appointed President and
Chief Executive Officer of Canron Inc.
and in 1990 was appointed Chairman
of Canron Inc. and held such position
until 1997.

Paul Houston(3)	President and Chief Executive	2002	0
Director	Officer of Alderwoods Group Inc.
(a funeral services provider)
since 1999. President and Chief
Executive Officer of Scott’s
Restaurants from 1996 to 1999.

Mr. Houston has held various senior
management and Board positions
within large organizations whose
business interests were held in
North America, Japan and the U.K.
The most recent of those
accomplishments being President and
Chief Executive Officer of Black Photo
Corporation from 1992 to 1995, President
and Chief Operating Officer of Scott’s
Food Services from 1995 to 1996,
President and Chief Executive Officer of
Scott’s Restaurants from 1996 to 1999.
In 1999 Mr. Houston served on the
Board of Directors during the restructuring
of the Loewen Group, and was then
appointed as President and
Chief Executive Officer of the
Loewen Group through to its emergence
as Alderwood’s Group Inc. in 2002,
remaining both on the Board of Directors
and in the position of President and
Chief Executive Officer of the
Alderwoods Group Inc.

Common Shares
beneficially owned,
directly or indirectly, or
	Year first		over which control or
	Principal occupation and became a		direction is exercised
Name and office	short biography director		at December 31, 2002(1)

Patrick Keane	Executive Vice President, 2002		2,526,314(8)
Director	Operations of the Corporation
Executive Vice President,
Operations	Mr. Keane founded Keanall Holdings Ltd.,
a manufacturer and distributor
of quality aftermarket barbeque
parts and accessories, in October
1981 and served as President from
1981 through to December 2001.
Mr. Keane sold his interest in
Keanall Holdings Inc. to the
Corporation in January 2002 and
became the Corporation’s
Executive Vice President, Operations.

Bruce Mitchell	Chairman, Chief Executive Officer and	n/a	0
Nominee	Owner of Permian Industries Limited,
(a management and holding company),
and sole shareholder of Ajax Precision
Manufacturing Limited (a manufacturer
of metal stamped components and
assemblies for N/A automotive OEMs),
Integrated Solutions Group Inc. (a U.S.
based computer software company) and
Trophy Foods Inc. (an edible nut and
confectionery processor and distributor)
since 1976.

Mr. Mitchell received a Bachelor of
Science in Civil Engineering from
Queen’s University in 1968 and a
Masters in Business Administration
from Harvard University in 1970.
From 1972 to 1976 Mr. Mitchell was a
Management Consultant and Principal
of Woods Gordon & Co. From 1994 to
1997 Mr. Mitchell served as Chairman
of Corvair Oils Ltd. and from 1991 to
1998 served as Chairman of Promanad
Communications Inc. Since 1976,
Mr. Mitchell has been Chief Executive
Officer and Owner of Permian
Industries Limited.

Common Shares
beneficially owned,
directly or indirectly, or
	Year first		over which control or
	Principal occupation and became a		direction is exercised
Name and office	short biography director		at December 31, 2002(1)

Carlo De Pellegrin (2)(3)(4)(7)	Partner of Williams & Partners,	1994	46,000
Director	Chartered Accountants LLP

Mr. De Pellegrin graduated from the
University of Toronto with a Bachelor
of Arts degree in 1969. He has been
a Partner with public accounting firm
Williams & Partners LLP of Markham,
Ontario, since 1997. Mr. De Pellegrin
received his CA designation in 1972 while
training with PricewaterhouseCoopers
where he worked with large public
companies as well as private,
entrepreneurial organizations engaged
in several sectors. From 1972 until 1977,
Mr. De Pellegrin worked in private industry
where he gained extensive experience
within the construction, real estate
development and manufacturing sectors.

Heinz H. Rieger (4)	Director of the Corporation,	1992	3,467,904(6)
Director	Past Chairman and Co-Founder.

Mr. Rieger immigrated to Canada in 1957
and held various construction related
positions from 1957 to 1960. From 1961
to 1968, Mr. Rieger worked in the
sheetmetal industry primarily in
manufacturing, engineering and design.
Mr. Rieger received a Bachelor of
Commerce from Concordia University
in 1968. From 1969 to 1975, Mr. Rieger
held various positions in Sears Canada.
From 1976 to 1987, Mr. Rieger held
various positions in the fireplace and
stove industry in various manufacturing,
production and R&D related capacities.
Mr. Rieger co-founded the Corporation
in 1987 and held various positions in the
Corporation, including Chairman, until
his retirement in May 1997.

(1) The information with respect to the shares beneficially owned,directly or indirectly,by the above nominees has been furnished by the respective nominees individually,such information not being within the knowledge of the Corporation.

(2) Member of the Audit Committee.

(3) Member of the CCG Committee.

(4) Member of the BD Committee.

(5) 3,682,559 Common Shares are registered to Cricket International Limited; however,Mr.Adamson exercises control over the voting of such

     shares.The remaining 2,317,441 Common Shares are held or controlled by Adamson House Inc.,a private holding company controlled by

     Mr.Adamson.Mr.Adamson also holds options to purchase an aggregate of 964,666 Common Shares (see “Statement of Executive

     Compensation – Option Exercises During the Most Recently Completed Fiscal Year and September 28,2002 Option Values”in this Circular).

(6) All of the shares are owned by Koralm Holdings Inc.,a private holding company controlled by Mr.and Mrs.Rieger,save and except for

     222,000 shares which are held by Mr.Rieger personally.

(7) Lead director.

(8) 186,893 Common Shares are registered to the Keanall Holdings Employee Trust,over which Mr.Keane has control.458,386 Common

     Shares are registered to 1504794 Ontario Inc.,a personal holding company over which Mr.Keane exercises control.1,881,035

     Common Shares are registered to 1504795 Ontario Inc.,a personal holding company over which Mr.Keane exercises control.

Attendance at Board and Committee Meetings

The following chart provides information as to the total number of board and committee meetings held by the Corporation during the fiscal year ended September 28, 2002 and the record of attendance of the current directors of the Corporation at those meetings.

		Audit	CCG
	Board	Committee	Committee
Total Number of meetings held during the
fiscal year ended September 28, 2002	12	4	5

Colin Adamson	12	n/a	n/a
David Colcleugh(1)	1	n/a	n/a
William Corbett	11	4	5
William Cullens	12	4	5
Paul Houston(2)	2	n/a	n/a
Patrick Keane(3)	9	n/a	n/a
Sheila O’Brien(4)	10	n/a	5
Carlo De Pellegrin	12	4	5
Heinz Rieger	7	n/a	n/a

(1) Mr.Colcleugh was elected as a director of the Corporation on July 24,2002 and there have been two Board meetings during the period between when he first became a director to September 28,2002.

(2) Mr.Houston was elected as a director of the Corporation on July 24,2002 and there have been two Board meetings during the period between when he first became a director to September 28,2002.Mr.Houston was appointed to the CCG Committee on November 20,2002.

(3) Mr.Keane was elected as a director of the Corporation on January 2,2002 and there have been nine Board meetings during the period when he first became a director to September 28,2002.

(4) Ms.O’Brien tendered her resignation as a director of the Corporation effective the date of the Meeting.

Statement of Executive Compensation

Summary Compensation Table

The following table sets forth compensation information for the fiscal years ended September 30, 2000, September 29, 2001 and September 28, 2002, for the Chairman and Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation who served as executive officers of the Corporation during the fiscal year ended September 28, 2002 (collectively the “Named Executive Officers”).

		Annual		Long-term
		compensation		compensation

				Securities under	All other
Name and		Salary	Bonus(1)	options granted	compensation(2)
principal position	Year	$	$	#	$

Colin Adamson	2002	500,000	225,000	200,000	14,250
Chairman and	2001	481,250	0	250,000	20,867
Chief Executive Officer	2000	425,000	199,219	630,000	21,335

Jim Lutes(3)	2002	325,000	134,000	120,000	11,375
President and	2001	318,750	0	130,000	11,337
Chief Operating Officer	2000	300,000	128,906	308,000	15,160

Steve Haramaras	2002	275,520	93,000	80,000	9,634
President,	2001	277,536	0	100,000	9,518
Mass Merchant	2000	229,500	72,605	88,000	11,656
Operations

Peter Plows(4)	2002	275,000	93,000	80,000	121,957
Senior Vice President,	2001	252,083	0	180,000	4,076
Operations

Dan Downing	2002	275,520	83,000	80,000	7,894
President, Vermont	2001	268,868	0	70,000	11,483
Castings, Majestic	2000	258,317	95,535	58,000	10,551
Products Division

(1) The amounts disclosed hereunder were paid in accordance with each individual’s employment agreement and pursuant to the terms of the Corporation’s management incentive plan (see “Statement of Executive Compensation – Employment Contracts”and “Report on Executive Compensation”in this Circular).

(2) The amounts disclosed hereunder were earned under the Corporation’s broad-based employee profit sharing and savings plan under which all eligible employees are entitled to receive a share of the Corporation’s annual pre-tax profit that is proportional to the share that their annual compensation bears to the Corporation’s total payroll in the most recently completed financial year.Amounts disclosed hereunder also include the amount of matching contributions paid to Named Executive Officers under the terms of such profit sharing and savings plan.In the case of Mr.Plows,it includes a one time payment of $112,332 in accordance with the terms of his employment agreement.Mr.Plows’ employment agreement provides that,in the event that during the period beginning on November 21,2000 and ending on the first anniversary of the date of the granting of options to purchase shares of the Corporation in respect of the first year of his employment,being November 21,2001,(the “First Option Vesting Date”),the aggregate of the amounts paid to Mr.Plows and the value of the stock options granted to Mr.Plows which have vested as of the First Option Vesting Date (collectively,the “Aggregate First Year Compensation”) does not equal $450,000,then the Corporation is required to pay to Mr.Plows an amount equal to the difference between $450,000 and the Aggregate First Year Compensation.The Corporation determined that the Aggregate First Year Compensation equalled $337,668,consisting of $275,000 base salary and vested stock options valued at $62,668.Therefore,the payment of $112,332 equals the difference between $450,000 and $337,668.

(3) Pursuant to a certain agreement between Mr.Adamson and Mr.Lutes,Mr.Lutes has the option,exercisable at any time from November 26,1999 until November 26,2006,of obtaining from Mr.Adamson,certain cash benefits determined by reference to the change in the market price of the Common Shares.

(4) Mr.Plows commenced employment on November 21,2000.The compensation amounts disclosed above for fiscal year 2001 are for the period November 21,2000 to September 29,2001 and are in accordance with the terms of his employment agreement (see “Statement of Executive Compensation – Employment Contracts”in this Circular).

Stock Option Plan

The Corporation has in place a stock option plan in which directors, senior officers and employees of the Corporation and subsidiaries of the Corporation are entitled to participate. Under the stock option plan, options may be granted to designated executives and other employees of the Corporation, and its subsidiaries. Currently, the term of each option is a period of seven years commencing on the date such option is granted. All options granted under the stock option plan prior to January 10, 2000 become unconditionally exercisable on the date which is 6 years and 360 days following the date on which such options were granted. The vesting of one third of such options will be accelerated to occur after one year if certain stock performance criteria are met. Vesting of the second and final third of such options will be accelerated to occur after two years and three years, respectively, if the same criteria are met after two years and three years, respectively. All options granted after January 10, 2000 become unconditionally exercisable as to one third on each of the first, second and third anniversaries of the date of the grant of such options. On July 24, 2002, the Board of Directors approved an amendment to the vesting provisions of the stock option plan, whereby one fourth of the options granted will vest unconditionally each year for a period of four years commencing on the first anniversary of the date the options were granted. The options granted under the stock option plan during the fiscal year ended September 28, 2002 are subject to these revised vesting requirements.

Option Grants During the Most Recently Completed Financial Year

The table below sets out information related to options granted to Named Executive Officers during the fiscal year ended September 28, 2002.

		Percentage of		Market value
	Securities	total options		of securities
	under	granted to		underlying
	options	employees in	Exercise or	options on
	granted	financial year(1)	base price	date of grant	Expiration
Name	#	%	($/share)	($/share)	date

Colin Adamson	200,000	19	14.00	14.00	July 24, 2009

Jim Lutes	120,000	11	14.00	14.00	July 24, 2009

Steve Haramaras	80,000	8	14.00	14.00	July 24, 2009

Peter Plows	80,000	8	14.00	14.00	July 24, 2009

Dan Downing	80,000	8	14.00	14.00	July 24, 2009

(1) This percentage is calculated by dividing the number of options granted to each Named Executive Officer during the fiscal year ended September 28,2002 by the total number of options granted to all directors,officers and employees.

The securities underlying all of the above options are Common Shares. All of the above options were granted under the stock option plan.

Option Exercises During the Most Recently Completed Financial Year and September 29, 2002 Option Values

The following chart indicates the number of Common Shares received, and the aggregate dollar value realized, upon the exercise of options by Named Executive Officers during the fiscal year ended September 28, 2002 and the amount by which the market value of the Common Shares underlying unexercised options held by Named Executive Officers at September 28, 2002 exceeds the exercise price of those options.

	Securities	Aggregate			Value of unexercised
	acquired on	value	Unexercised options		in-the-money options
	exercise	realized	at September 28, 2002		at September 28, 2002
Name	#	$		#	$

			Exercisable	Unexercisable	Exercisable	Unexercisable

Colin Adamson	262,001	1,975,618	293,334	571,332	1,252,501	1,409,593
Jim Lutes	36,000	153,360	146,001	365,999	628,171	888,659
Steve Haramaras	41,001	291,750	62,667	199,332	252,335	476,162
Peter Plows	60,001	469,475	0	199,999	0	576,662
Dan Downing	43,800	284,149	42,667	176,666	171,500	309,062

Employment Contracts

The Corporation has entered into the following employment agreements with each of the Named Executive Officers.

Colin Adamson

Mr. Adamson’s employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $500,000 per annum and which is reviewed annually by the Board of Directors, and the payment of an annual bonus, that is currently set at 60% of Mr. Adamson’s annual base salary and which amount is determined by the CCG Committee and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Adamson as determined by the CCG Committee in its sole discretion. Mr. Adamson is also entitled to participate in the Corporation’s profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Adamson’s employment agreement includes provisions requiring 36 months’ notice from the Corporation to Mr. Adamson, or the payment of an amount equal to 36 months’ compensation, which compensation includes annual base salary and bonus and an additional 80% of base salary in lieu of stock options and a lump sum equivalent to the amount of Mr. Adamson’s option granted but not exercised at the date of termination (being the difference between the option price and the average price of the shares in the ten business days prior to termination), in connection with any termination of Mr. Adamson’s employment without cause. Mr. Adamson’s employment agreement also contains standard non-competition and non-solicitation provisions.

Jim Lutes

Mr. Lutes’ employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $325,000 per annum and which is reviewed annually by the CCG Committee. Mr. Lutes is entitled to participate in the management incentive plan with a target bonus amount that is currently set at 55% of Mr. Lutes’ annual base salary, which amount is determined by the CCG Committee and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Lutes as determined by the CCG Committee in its sole discretion. Mr. Lutes is also entitled to participate in the Corporation’s profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Lutes’ employment agreement includes provisions requiring the payment of an amount equal to 12 months’ compensation, which compensation includes annual base salary and projected bonus, in connection with any termination of Mr. Lutes’ employment without cause. Mr. Lutes’ employment agreement also contains standard non-competition and non-solicitation provisions.

Steve Haramaras

Mr. Haramaras’ employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $275,520 per annum and which is reviewed annually by the CCG Committee. Mr. Haramaras is entitled to participate in the management incentive plan with a target bonus amount that is currently 40% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the management incentive plan and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Haramaras as determined by the CCG Committee in its sole discretion. Mr. Haramaras is also entitled to participate in the Corporation’s profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Haramaras’ employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation having a value equal to 30% of his annual base salary using the Black-Scholes valuation method. Mr. Haramaras’ employment includes provisions requiring the payment of an amount equal to 12 months’ compensation, which compensation includes salary and projected bonus, in connection with any termination of Mr. Haramaras’ employment without cause. Mr. Haramaras’ employment agreement also contains standard non-competition and non-solicitation provisions.

Peter Plows

Mr. Plows’ employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $275,000 per annum and which is reviewed annually by the CCG Committee. Mr. Plows is entitled to participate in the management incentive plan with a target bonus amount of 45% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the Corporation’s management incentive plan and which amount is not guaranteed but is dependent on the profit of the corporation and the success of Mr. Plows as determined by the CCG Committee in its sole discretion. Mr. Plows is also entitled to participate in the Corporation’s profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Plows’ employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation having a value equal to 45% of his annual base salary using the Black-Scholes valuation method. Mr. Plows’ employment agreement includes provisions requiring the payment of an amount equal to 12 months’ compensation, which compensation includes salary, in connection with any termination of Mr. Plows’ employment without cause. Mr. Plows’ employment agreement also contains standard non-competition and non-solicitation provisions.

Dan Downing

Mr. Downing’s employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $275,520 per annum and which is reviewed annually by the CCG Committee. Mr. Downing is entitled to participate in the management incentive plan with a target bonus amount that is currently 40% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the management incentive plan and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Downing as determined by the CCG Committee in its sole discretion. Mr. Downing is also entitled to participate in the Corporation’s profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Downing’s employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation having a value equal to 30% of his annual base salary using the Black-Scholes valuation method. Mr. Downing’s employment agreement includes provisions requiring the payment of an amount equal to 12 months’ compensation, which compensation includes salary and projected bonus, in connection with any termination of Mr. Downing’s employment without cause. Mr. Downing’s employment agreement also contains standard non-competition and non-solicitation provisions.

The Corporation has entered into agreements with the Named Executive Officers which provide for the payment of certain cash benefits in the event of a change of control of the Corporation and the involuntary termination or constructive dismissal of one of these executive officers within two years of the effective date of such change of control. In the case of Mr. Adamson, such benefits include the lump sum payment of (i) 36 months’ worth of base salary and other compensation, (ii) the amount of Mr. Adamson’s target management incentive award for three years, and (iii) an amount equal to the value of the most recent stock options granted to Mr. Adamson prior to the change in control multiplied by three. In addition to being payable in the event of Mr. Adamson’s involuntary termination or constructive dismissal within two years of a change of control, these benefits are also payable if Mr. Adamson resigns his employment during the thirteenth month following a change of control. In the case of the Named Executive Officers, other than Mr. Adamson, the benefits payable include the lump sum payment of (i) 30 months’ worth of base salary and other compensation, (ii) an amount equal to the target management incentive award then in effect for the applicable executive multiplied by 2.5, and (iii) an amount equal to the value of the most recent stock options granted to the applicable executive prior to the change of control multiplied by 2.5. The entitlement of each of the Named Executive Officers under these agreements is consideration for a non-competition covenant in favour of the Corporation for a period of one year following their involuntary termination or constructive dismissal, or resignation in the circumstances described above in the case of Mr. Adamson, following a change of control. In addition, each of these agreements provides that in the event of an involuntary termination or constructive dismissal, or resignation in the circumstances described above in the case of Mr. Adamson, within two years following a change of control, all unvested stock options of the Corporation or its successor then held by each executive will become vested and fully exercisable.

Composition of the Compensation and Corporate Governance Committee

The following served as members of the CCG Committee during the fiscal year ended September 28, 2002 and all continue to serve: Mr. William S. Cullens (Chairman), Mr. William A. Corbett, Ms. Sheila O’Brien and Mr. Carlo De Pellegrin. Ms. Sheila O’Brien has tendered her resignation as a director of the Corporation effective the date of the Meeting. Mr. Paul Houston was elected to the CCG Committee on November 20, 2002. All committee members are independent, non-employee directors of the Corporation.

Report on Executive Compensation

The CCG Committee’s specific responsibilities pertaining to compensation include:

• Approving and overseeing the total compensation package for the Corporation’s executives including, among other things, their base salaries, annual incentives, deferred compensation, stock options and other equity-based compensation, incentive compensation, special benefits, perquisites, and incidental benefits. The CCG Committee is responsible for making all determinations and taking any actions that are reasonably appropriate or necessary in the course of establishing the compensation of the Corporation’s executives.

• Reviewing and approving corporate goals and objectives relevant to the compensation of the Corporation’s CEO, evaluating the performance of the level of the Corporation’s CEO based on this evaluation and setting the compensation level of the Corporation’s CEO based on this evaluation. In determining the long-term incentive component of the Corporation’s CEO’s compensation, the CCG Committee considers, among other things, the Corporation’s performance and relative shareholder return, the value of similar incentive awards to CEO’s at comparable companies and the awards given to the Corporation’s CEO in past years.

• Reviewing the results of and procedures for the evaluation of the performance of other executive officers by the Corporation’s CEO.

• Reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements that the Corporation establishes for, or makes available to, its directors and employees, the appropriateness of the allocation of benefits under such plans and the extent to which the plans are meeting their intended objectives and, where appropriate, recommending that the Board modify any such plan that yields payments and benefits that are not reasonably related to employee performance.

• Reviewing and making recommendations to the Board regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for the Corporation’s executives.

The CCG Committee periodically evaluates existing agreements with the Corporation’s executives for continuing appropriateness.

• Adopting and periodically reviewing a comprehensive statement of executive compensation philosophy, strategy and principles that has the support of management and the Board, and administering the Corporation’s compensation program fairly and consistently in accordance with these principles.

• Selecting a peer group of companies that is used for purposes of determining competitive compensation packages.

The CCG Committee believes that the Corporation’s overall compensation should enable the Corporation to attract and retain qualified and experienced senior management, which is motivated to achieve the Corporation’s business plans, strategies and goals. The CCG Committee’s general compensation philosophy is that the compensation of its executive officers (including the Named Executive Officers) should be in the 50th percentile (in respect of base salary), the 75th percentile (in respect of bonus incentives) and the 75th percentile (in respect of the value of annual stock option grants), all in comparison to an appropriate peer group.

Individual executive compensation includes base salary, an annual bonus, subject to the provisions of the management incentive plans and stock option components. Each component has a specific role with respect to supporting the concept of pay for performance and is structured to reinforce specific job and organizational requirements. Compensation guidelines with respect to these three components are established for particular positions based on job responsibilities and a periodic review of compensation practices for comparable positions at comparable companies. The compensation of the Chief Executive Officer and the other Named Executive Officers is provided for in their respective employment agreements, with any increases in base salary determined annually by the CCG Committee.

The base salary component forms approximately 30% to 35% of an executive officer’s total compensation. A Named Executive Officer’s base salary is intended to remunerate the Named Executive Officer for discharging job responsibilities and reflects the executive’s performance over time. Individual salary adjustments take into account performance contributions.

The bonus component forms approximately 15% to 20% of an executives’s total compensation and is calculated according to the specific level of responsibility of the particular executive officer and/or in accordance with the terms of their employment agreements, subject to the provisions of the management incentive plan. Bonus awards recognize and reward accomplishments in a given year measured against specific personal achievements and quantitative goals of the Corporation, including, in particular, earnings per share. Participants in the Corporation’s management incentive plan are required to designate personal measurable objectives for each financial year and to consider carefully the alignment of these objectives with the Corporation’s business plan and strategic intent. The designation of these objectives is intended to create strong alignment across the management group with the direction of the Corporation. The management incentive plan has two components, personal performance objectives and corporate performance objectives, each carrying a weight of 50% of the total possible bonus entitlement. Under the personal objectives, each participant must achieve a minimum of five personal performance objectives. The objectives must be specific, measurable, agreed-upon by the participant and their immediate supervisor, realistic and indicate a timeframe in which the objective must be reached.

At its meeting on November 19, 2002, the CCG Committee determined that although the

Corporation met its earning per share target of $1.04 for the fiscal year ended September 28, 2002, which would result in a 100% bonus entitlement for fiscal 2002 under the management incentive plan, the Corporation met this target with the inclusion of the results of operations from certain acquisitions completed during the fiscal year and would not have met the 100% target without such acquisitions. Therefore, the CCG Committee approved the payment of 75% of bonus entitlement under the management incentive plan for fiscal 2002.

Annual grants of stock options are targeted to form approximately 50% of the executive officers’ total compensation and are granted according to the specific level of responsibility of the particular executive officer and/or in accordance with the terms of an executive officer’s employment agreement, subject to the terms of the Corporation’s stock option plan. The number of outstanding options is considered by the Corporation when determining the number of new options to be granted in any particular year due to the limited number of options which are currently available for grant under the stock option plan. Grants under the Corporation’s stock option plan are intended to provide long-term rewards linked directly to the market value performance of the Corporation’s Common Shares. The grant of stock options effectively integrates the long-term interests of critical employees of the Corporation with those of its shareholders. The stock option plan reinforces an ownership perspective and encourages the loyalty of key executives. Approximately 1.1 million options were historically granted each year; however, there are currently only approximately 1.1 million shares reserved for issuance in connection with future grants of options. Accordingly, in the future, the Corporation may be forced to grant fewer options to its Named Executive Officers, seek approval from the Corporation’s shareholders to increase the number of Common Shares reserved for issue pursuant to the stock option plan, or find an alternative form of incentive.

The total compensation packages for the Corporation’s executive officers are reviewed annually. In fiscal 2001, the CCG Committee retained an independent compensation consultant to assist in the determination of appropriate compensation for its senior officers. The CCG Committee sought advice on the appropriate level of base salary, options, bonus, retirement vehicles, benefits and other incentive plans. After such review, it was determined that the Corporation’s level of overall compensation for its executive officers was competitive compared to a peer group of companies. The peer group of companies consisted of 24 Canadian public companies with annual sales in the $750 million to $1.2 billion range. This study demonstrated that the base salary component for the Corporation’s senior officers was in the 50th percentile of the selected peer group, the bonus component was in the 90th percentile and the stock option component was in the 90th percentile, of the selected peer group of companies. As it was determined that the base salaries for the Corporation’s Named Executive Officers in fiscal 2001 were competitive, the bonus and option amounts were more than competitive, and given the very low inflation rate in fiscal 2002, base salaries for Named Executive Officers were, therefore, not increased for fiscal 2002. However, at its meeting on November 19, 2002, the CCG Committee determined that, as base salaries were not increased in fiscal 2001 or fiscal 2002, base salaries for the Named Executive Officers should be increased by approximately 3% in fiscal 2003.

The CEO’s total compensation package is reviewed annually. The CEO has a written position description and is also required to meet the corporate objectives and goals in the applicable year’s business plan. The CEO’s compensation is determined in the same manner as the other Named Executive Officers, as described above.

Presented by the Compensation and Corporate Governance Committee:

William S. Cullens (Chairman) William A. Corbett Paul Houston Sheila O’Brien Carlo De Pellegrin

Performance Graph

The following graph compares the Corporation’s cumulative total shareholder return, (assuming an investment of $100, purchased on September 30, 1997 (adjusted to reflect the 2-for-1 subdivision of the Common Shares on February 19, 1998)), on the Common Shares during the period September 30, 1997 to September 28, 2002, with the cumulative return of The Toronto Stock Exchange’s (the “TSX”) S&P/TSX Index, formerly the TSE 300 Index, and the TSX’s Industrials Index, formerly the TSX’s Industrial Products Index.

Compensation of Directors

During the fiscal year ended September 28, 2002, directors’ fees were paid to each of the directors of the Corporation, other than Mr. Adamson and Mr. Keane (who are also executive officers of the Corporation) on the basis of $15,000 per annum payable in quarterly installments and $1,500 per annum payable in quarterly installments to each member of each committee, together with $1,000 for each meeting of the Board of Directors, or a committee thereof, attended. Each outside director acting as a committee chairman received $3,000 per annum payable in quarterly installments in addition to their regular compensation. During this year, a Lead Director, Mr. De Pellegrin, was appointed with an annual retainer of $1,500. In addition, on July 24, 2002, each director was granted options to purchase 2,000 Common Shares at an exercise price of $14.00 under the terms of the stock option plan.

On November 20, 2002, the Board of Directors adopted certain Corporate Governance Policies, one of which requires each director to own shares of the Corporation but which allows each director to determine the number of shares to be held. This policy provides that, notwithstanding such discretion, as a guideline, within five years of a directors’ first election or appointment to the Board, such director should hold a number of shares of the Corporation equal to three times the annual retainer payable to such director as of the date of their first election or appointment divided by the market price of the Corporation’s shares as of such date. In order to enable directors to comply with this guideline, directors have the option of receiving all or a portion of their directors fees in the form of shares of the Corporation, any such issuance of shares to be made annually on a date determined by the CCG Committee in an amount equal to the amount of directors fees in respect of the year which the applicable director has elected to receive by way of shares divided by the weighted average trading price of the Corporation’s shares for the 10 trading day period immediately preceding such date.

Directors’ and Officers’ Insurance

The Corporation has purchased a policy of insurance for the benefit of its directors and officers, and the directors and officers of its subsidiaries, against liability incurred by them in the performance of their duties as directors and officers of the Corporation, or its subsidiaries, as the case may be. The amount of the premium paid with respect to this policy for the financial year ended September 28, 2002 was US$37,189. The policy does not specify that any part of the premium is paid in respect of either directors as a group or officers as a group. The entire premium is paid by the Corporation. The current annual policy limit is US$25 million subject to a deductible of US$50,000 per occurrence or US$100,000 per employment practice liability claim.

Normal Course Issuer Bid

On October 3, 2001, the Corporation filed a Notice of Intention to commence a normal course issuer bid with the TSX so as to permit purchases of Common Shares through the facilities of the TSX during the following 12 months. As of October 8, 2002, the expiry of the normal course issuer bid, the Corporation had purchased a total of 179,500 Common Shares.

On September 25, 2002, the Corporation filed a Notice of Intention to commence a normal course issuer bid (the “Notice of Intention”). The Corporation is permitted, commencing October 9, 2002, to purchase up to 2,800,000 Common Shares under the normal course issuer bid and could effect such purchases from time to time up until October 8, 2003 when it determines that such purchases are advantageous to the Corporation. Any such purchases made under the normal course issuer bid would be effected in accordance with the rules and policies of the TSX. As of the date hereof, 463,700 Common Shares have been purchased under the new normal course issuer bid.

Any shareholder of the Corporation may obtain a copy of the Notice of Intention, without charge, by writing the Corporation at its head office.

Statement of Corporate Governance Practices

Under the rules of the TSX, the Corporation is required to disclose information relating to its system of corporate governance with reference to the TSX’s corporate governance guidelines. The Corporation’s disclosure relating to its corporate governance practices is set out in tabular form in Schedule A to this circular. This disclosure statement has been prepared by the Corporation’s Compensation and Corporate Governance Committee and has been approved by the Corporation’s Board of Directors. The Corporation complies with each one of the TSX’s corporate governance guidelines.

Appointment and Remuneration of Auditors

Management proposes that Ernst & Young LLP, Chartered Accountants, of Toronto, Ontario, be reappointed as auditors of the Corporation to hold office until the next annual meeting of the shareholders and proposes that the directors of the Corporation be authorized to fix the remuneration of such auditors. Ernst & Young LLP have been the auditors of the Corporation since January 31, 1994.

Proxies received in favour of management will be voted in favour of the reappointment of Ernst & Young LLP, as auditors of the corporation to hold office until the next annual meeting of shareholders and the authorization of the directors to fix the auditors’ remuneration, unless the shareholder has specified in the proxy that his or her shares are to be withheld from voting in respect thereof.

Special Business

Amendment of Articles to Increase the Maximum Number of Directors

The Board of Directors, through the CCG Committee, reviews annually the effectiveness of the Board and the committees of the Board. During the most recently completed fiscal year, the Board determined that, in light of recent developments in relation to corporate governance practices in both the U.S. and Canada it is appropriate to increase the number of directors on the Board, as qualified and appropriate candidates become available to the Corporation, during the current fiscal year.

The Board believes that an additional two directors are required in order to ensure a broad spectrum of knowledge and experience on the Board and in order to provide an adequate number of directors to properly staff the three committees with the appropriate specific qualifications for each committee.

The current maximum number of directors specified in the Articles is 10 and the current number of elected directors is nine. The election or appointment of an additional two directors would bring the number of directors to 11, which is above the maximum number of directors specified in the Articles.

The Corporation is, therefore, requesting that the shareholders approve a special resolution authorizing the Corporation to amend its Articles to increase the maximum number of directors specified in the Articles to 12 and empowering the Board to thereafter determine from time to time the number of directors of the Corporation within the minimum and maximum numbers provided for in the Articles.

The full text of the special resolution authorizing the amendment to the Articles with respect to this change is attached hereto as Schedule B.

The special resolution is required to be passed by at least two thirds of the votes cast at the Meeting. Proxies received in favour of management will be voted in favour of the special resolution authorizing an amendment to the Articles to increase the maximum number of directors specified in the Articles, unless the shareholder submitting the proxy has specified that the shares represented by such proxy are to be voted against the foregoing.

The amendment to the Articles will not become effective until Articles of Amendment have been delivered to the Director under the Act and a Certificate of Amendment has been endorsed thereon in accordance with the Act. The text of the special resolution authorizes the Board to revoke the resolution without further approval of the shareholders at any time prior to the endorsement by the Director under the Act of a Certificate of Amendment.

Additional Information

Copies of the Corporation’s Annual Information Form, Annual Report and interim quarterly reports may be obtained, without charge, by writing the Corporation, at its head office. Additional copies of this Circular are also available upon request.

Other Matters Which May Come Before the Meeting

Management of the Corporation knows of no matters to come before the Annual and Special Meeting of Shareholders other than as set forth in the Notice and as described in this Circular.

However, if other matters which are not now known to management on the date hereof should properly come before the meeting, the accompanying proxy will be voted on such matters in accordance with the best judgment of the persons voting all proxies returned.

The undersigned hereby certifies that the contents and the mailing of this Circular have been approved by the Board of Directors.

Dated at Mississauga, Ontario, this day 31st of December, 2002.

By order of the Board

SONYA STARK

Sonya Stark Secretary

SCHEDULE A

Compliance by CFM Corporation with TSX Corporate Governance Guidelines

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

1.	The board of directors of every	Yes	• The Board of Directors specifically reviews strategic
	corporation should explicitly assume		planning on an annual basis as part of the approval
	responsibility for the stewardship of the		process relating to the Corporation’s annual
	corporation and,as part of the overall		business plan.
stewardship responsibility,should
assume responsibility for the
following matters:

(a)	adoption of a strategic planning process;

(b)	the identification of the principal risks	Yes	• The Board of Directors has specifically identified the
	of the corporation’s business and		principal risks facing the Corporation and receives
	ensuring the implementation of		an integrated briefing on the systems in place to
	appropriate systems to manage		manage these risks on an annual basis.
these risks;
• The Board of Directors receives an integrated health,
safety and environmental report on a quarterly basis.

• The Charter of the Audit Committee provides that the
Audit Committee is responsible for reviewing and
discussing with management the Corporation’s major
financial risk exposures and the steps management
has taken to monitor and control such exposures,
including the Corporation’s policies with respect to
risk assessment and risk management.

(c)	succession planning,including	Yes	• The Board of Directors is specifically responsible for
	appointing,training and monitoring		recruiting, training, monitoring and succession
	senior management;		planning for senior management.

• In accordance with its Charter, the CCG Committee is
responsible for reviewing and making
recommendations to the Board regarding all new
employment, consulting, retirement and severance
agreements and arrangements proposed to the
Corporation’s executives. The CCG Committee must
periodically evaluate existing agreements with the
Corporation’s executives for continuing
appropriateness.

• In accordance with its Charter, the CCG Committee is
responsible for monitoring compliance with the
Corporation’s Code of Business Conduct and Ethics.
The CCG Committee is also responsible for reviewing
and approving corporate goals and objectives

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

1. (c) continued		relevant to the compensation of the Corporation’s
CEO, evaluating the performance of the Corporation’s
CEO in light of those goals and objectives and setting
the compensation level of the Corporation’s CEO
based on this evaluation. The CCG Committee is also
responsible for reviewing the results of and
procedures for evaluating the performance of other
executive officers by the Corporation’s CEO.

(d) a communications policy for	Yes	• The Board of Directors has implemented systems
the corporation;		governing the communications between the
Corporation, its shareholders and the public. These
systems are embodied in formal policies that have
been approved by the Board.

• The Board of Directors reviews in advance all press
releases that disclose financial results. Other
statutory disclosure documents required to be
prepared by the Corporation, such as its annual
management information circular and annual
information form, are reviewed and, where required,
approved by the Board.

• The Corporation’s disclosure and communications
policies provide for open, accessible, non-selective
and timely exchange of material information with all
shareholders with respect to the business, activities
and financial results of the Corporation, subject to all
applicable legal requirements. All publicly
disseminated information is released through news
wire services of broad circulation and is posted on
the Corporation’s website. Conference calls and live
webcasts are held to report on quarterly and annual
earnings and major corporate developments so that
the information will be accessible simultaneously to
all interested parties. Questions or comments from
shareholders can be made at any time by calling or
writing to the Corporation’s head office in
Mississauga, Ontario.

• The Corporation’s disclosure and communications
policies govern the Corporation’s interaction with
analysts and the public, contain measures designed
to avoid selective disclosure and are reviewed
annually.

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

(e) the integrity of the corporation’s	Yes	• The Corporation’s internal controls are monitored on
internal control and management		a regular basis by the Audit Committee. In
information systems;		accordance with its Charter, the Audit Committee is
specifically responsible for assisting the Board’s
oversight of (i) the independent auditor’s
qualifications and independence; (ii) the
performance of the Corporation’s independent
auditors; (iii) the quality and integrity of the
Corporation’s financial statements and related
disclosure; and (iv) the Corporation’s compliance
with legal and regulatory requirements.

• The Board of Directors and the Audit Committee
review all financial statements prior to their release
and receive detailed financial information on a
quarterly basis.

• The Board of Directors and the Audit Committee
receive detailed briefings concerning all matters
relating to management information systems and
approve all significant expenditures.

• In accordance with the requirements of the Sarbanes
Oxley Act of 2002, the Corporation’s CEO and CFO are
required to certify the annual financial statements
included with its Form 40F filing with the Securities
and Exchange Commission in the United States. The
CEO and CFO are also required to certify that the
Corporation has in place the necessary internal
controls to support the certification and that such
internal controls are effective. The Corporation has in
place certain processes which enable the CEO and
CFO to sign such certifications. In accordance with
its Charter, the Audit Committee is responsible for
ensuring that such controls are effective, and is
responsible for conducting an annual assessment
and quarterly evaluations of the Corporation’s
disclosure controls and procedures and the
Corporation’s internal controls in order to determine
whether or not there are any significant deficiencies
or weaknesses in the Corporation’s disclosure
controls and procedures.

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

2.	The board of directors of every	Yes	• Colin Adamson and Patrick Keane are the only
	corporation should be constituted with		directors of the Corporation who, on a strict
	a majority of individuals who qualify		application of the appropriate definition, are related.
	as unrelated directors. An unrelated		Accordingly, seven out of a total of nine directors are
	director is a director who is independent		unrelated to the Corporation.
of management and is free from any
interest and any business or other
relationship which could,or could
reasonably be perceived to,materially
interfere with the director’s ability to
act with a view to the best interests of
the corporation,other than interests and
relationships arising from shareholding.
A related director is a director who is not
an unrelated director.

3.	The board of directors of a corporation is	Yes	• Colin Adamson is a related director by virtue of his
	required to disclose on an annual basis		position as Chief Executive Officer of the Corporation.
whether the board has a majority of
	unrelated directors and is required to		• Patrick Keane is a related director by virtue of his
	disclose the analysis of the application of		position as Executive Vice President, Operations.
the principles supporting its conclusions.
• With respect to the remaining directors, none of
them, nor their associates, (i) work in the day-to-day
operations of the Corporation, (ii) are party to any
material contracts with the Corporation, or (iii)
receive, other than in their capacity as directors, any
consulting, advisory or other compensatory fees from
the Corporation or any of its subsidiaries, including
fees paid directly or indirectly for services as a
consultant, legal or financial advisor. Accordingly, all
of such remaining directors are unrelated to the
Corporation, as listed below:

			David Colcleugh	– Unrelated
			William Corbett	– Unrelated
			William Cullens	– Unrelated
			Paul Houston	– Unrelated
			Sheila O’Brien	– Unrelated
			Carlo De Pellegrin	– Unrelated
			Heinz Rieger	– Unrelated

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

4.	The board of directors of every	Yes	• In accordance with its Charter, the CCG Committee
	corporation should appoint a committee		is responsible for identifying and recommending to
	of directors composed exclusively of		the Board individuals qualified to become Board
	outside,i.e. non-management,directors,		members and recommending to the Board the
	a majority of whom are unrelated		director nominees for election at the next annual
	directors,with the responsibility for		meeting of shareholders.
proposing to the full board new nominees
	to the board and for assessing directors		• Under its Charter, the CCG Committee is
	on an ongoing basis.		responsible for leading the Board of Directors and
each committee thereof in an annual performance
evaluation, which performance evaluation must
focus on the contribution to the Corporation by the
Board of Directors and each committee.

• All members of the CCG Committee are not members
of management and all members are unrelated.

5.	Every board of directors should	Yes	• The Corporation’s Corporate Governance Policies
	implement a process to be carried out		require that the CCG Committee be responsible for
	by the nominating committee or other		conducting an annual evaluation of the Board, of
	appropriate committee for assessing the		each individual director and of each committee to
	effectiveness of the Board as a whole,		determine whether each of them is functioning
	the committees of the Board and for		effectively. Such review is discussed with the full
	assessing directors on an ongoing basis.		Board following the end of each fiscal year. The
assessment focuses on the contribution to the
Corporation by the Board, each individual director
and each committee. The CCG Committee is
responsible for establishing the criteria to be used
in such evaluations.

• The CCG Committee’s Charter requires that the CCG
Committee be responsible for leading the Board
and each committee of the Board in an annual
performance self-evaluation; reviewing with the
Board, on an annual basis, the current composition
of the Board in light of the characteristics of
independence, diversity, age, skills, experience and
availability of service of its members and of
anticipated needs; and reviewing with the Board
the appropriate skills and characteristics required
of Board members.

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

6.	Every corporation,as an integral element	Yes	• In accordance with the Corporation’s Corporate
	of the process for appointing new		Governance Policies, all new directors must be
	directors,should provide an orientation		provided with the Corporate Governance Policies
	and education program for new recruits		and participate in the Corporation’s orientation
	to the board.		initiatives as soon as practicable after the annual
or other meeting at which new directors are
elected or appointed. The initiatives may include
presentations by senior management and outside
advisors as appropriate to familiarize new directors
with the Corporation’s business, its strategic plans,
its significant financial, accounting and risk
management issues and its compliance programs,
as well as their fiduciary duties and responsibilities
as directors.

• Each new director is provided with copies of the
Corporation’s Articles and By-laws,Code of Business
Conduct and Ethics,Corporate Policies,Board and
Committee mandates and charters,the current
Business Plan,and is welcomed by the existing
directors of the Corporation with an outline of:

• The nature of the business of the Corporation;

• Current issues facing the Corporation;

• The Corporation’s corporate strategy;

• The Corporation’s expectations concerning input
from its directors; and

• The general responsibilities of directors.

• In addition, a new director is required to visit some
of the Corporation’s facilities and meet with its
corporate officers in order to discuss and better
understand the Corporation’s business.

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

7.	Every board of directors should	Yes	• Under its Charter, the CCG Committee is
	examine its size and,with a view		responsible for reviewing with the Board, on an
	to determining the impact of the		annual basis, the current composition of the Board
	number upon effectiveness,undertake,		in light of the characteristics of independence,
	where appropriate,a program to reduce		diversity, age, skills, experience and availability of
	the number of directors to a number		service of its members and of anticipated needs;
	which facilitates more effective		and reviewing with the Board the appropriate skills
	decision making.		and characteristics required of Board members.

• As part of this regular process, the Board of
Directors increased the size of the Board during the
fiscal year ended September 28, 2002 by two to
ensure effective and efficient decision making,
through the presence of a variety of viewpoints,
both from within management and from without.
The Board is considering a further increase in the
Board, should it be able to retain appropriate new
candidates and is, therefore, requesting
shareholder approval to increase the maximum
number of directors specified in the Articles of the
Corporation to 12 to accommodate an increase in
the number of directors to 11. See “Special
Business – Amendment of Articles to Increase
Maximum Authorized Number of Directors”.

8.	The board of directors should review the	Yes	• Under its Charter, the CCG Committee is
	adequacy and form of the compensation		responsible for evaluating and making
	of directors and ensure the compensation		recommendations to the Board regarding
	realistically reflects the responsibilities		compensation of the Corporation’s directors,
	and risk involved in being an effective		including, among other things, equity and equity-
	director.		based compensation.

• In determining the directors’ compensation, the
CCG Committee considers the commitment of time
required to fulfill the directors’ duties and
responsibilities, the fees paid to directors at other
comparable public companies, the risks of being a
director and the responsibilities.

9.	Committees of the board of directors	Yes	• The committees of the Board of Directors are
	should generally be composed of outside		composed entirely of unrelated, non-management
	directors,a majority of whom are		directors.
unrelated directors.

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

10.Every board of directors should	Yes	• Under its Charter, the CCG Committee is responsible
expressly assume responsibility for,		for monitoring significant developments in the law
or assign to a committee of directors,		and practice of corporate governance and of the
the general responsibility for developing		duties and responsibilities of directors of public
the corporation’s approach to		companies; overseeing compliance with the
governance issues.		Corporation’s Code of Business Conduct and Ethics;
and developing and recommending to the Board and
administering the corporate governance procedures
and policies of the Corporation.

11.The board of directors,together with	Yes	• The mandate of the Board of Directors is generally
the CEO,should develop position		to oversee the conduct of the Corporation’s
descriptions for the board and CEO,		business and to supervise management of the
involving the limits to management’s		Corporation. In addition to this general mandate,
responsibilities. In addition,the board		the Board has expressly identified a number of its
should approve or develop the corporate		specific responsibilities as being:
objectives which the CEO is responsible
for meeting.		• Developing, reviewing and, where prudent,
modifying the corporate strategy of the
Corporation;

• Identifying and developing a strategy to manage
the principal risks facing the Corporation;

• Recruiting, training, monitoring and succession
planning for senior management;

• Ensuring timely and effective communication
between the Corporation and its shareholders;

• Ensuring the integrity of the internal control
systems and assessment processes for the
Corporation, its directors, management and
employees; and

• Developing the Corporation’s approach to
corporate governance issues and establishing
and implementing the Corporation’s governance
system.

• The Board of Directors approves and develops
the Corporation’s annual business plan, which
includes the approval of corporate objectives, on
which all senior management’s incentive
compensation is based.

• There are written Corporate Governance Policies
which set out directors’ responsibilities as well as
committee members’ responsibilities.

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

11. continued		• There are written Committee Charters which
further detail the responsibilities of members of
each Board committee.

• There is a written position description for the CEO
which has been approved by the CCG Committee
and is reviewed annually. The approved annual
business plan also constitutes part of the CEO’s
annual objectives.

• In addition to those matters which must by law or
pursuant to the Articles of the Corporation be
approved by the Board of Directors, management is
required to seek approval in respect of material
transactions. A material transaction includes any
transaction which could materially affect the price
of the Corporation’s shares, including a sale or
acquisition of assets. Certain other transactions
which may not be material, such as the granting of
options to employees, require Board ratification.

12.Every board of directors should have in	Yes	• The Board of Directors meets independently of
place appropriate structures and		management for a portion of each regularly
procedures to ensure that the board can		scheduled meeting.
function independently of management.
• The Board of Directors is composed of seven out of
a total of nine outside directors of whom seven are
unrelated.

• The Board has also appointed a lead director, Mr.
De Pellegrin, to preside at all executive sessions of
the non-management directors.

• To ensure that the Board of Directors functions
independently of management, there are three
committees in place, all of which are comprised of
unrelated directors.

• In appropriate circumstances, the outside and
unrelated directors will meet separately from
management to discuss certain issues.

• The Board and each committee have the power to
hire independent legal,financial or other advisors as
they may deem necessary,without consulting or
obtaining the approval of any officer of the
Corporation in advance,subject to the requirement
that individual directors obtain the approval of the
CCG Committee prior to engaging any such advisors.

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

13.The audit committee of every board of	Yes	• The Corporation’s Audit Committee is composed
directors should be composed only of		only of outside, unrelated directors. In accordance
outside directors. The roles and		with the Audit Committee Charter, each member is
responsibilities of the audit committee		financially literate and one member of the Audit
should be specifically defined so as to		Committee, Mr. De Pellegrin, has been determined
provide appropriate guidance to audit		by the Board as having financial expertise.
committee members as to their duties.
The audit committee should have		• The roles and responsibilities of the Audit
direct communication channels with the		Committee are specifically defined in the Audit
internal and external auditors to discuss		Committee’s Charter. The Audit Committee Charter
and review specific issues as appropriate.		specifically defines the purpose, composition,
The audit committee duties should		operations, authority and responsibilities of the
include oversight responsibility for		Audit Committee. The specific responsibilities in
management reporting on internal control.		the Audit Committee Charter with respect to
oversight responsibility for management reporting
on internal controls include:

• Reviewing the quarterly financial statements,
notes and management’s discussion and
analysis prior to their submission to the Board
for approval;

• Reviewing the annual financial statements, notes
and management’s discussion and analysis prior
to their submission to the Board for approval;

• Reviewing and discussing quarterly reports
from the independent auditor on (a) all critical
accounting policies and practices to be used
by the Corporation in preparing its financial
statements; (b) all alternative treatments of
financial information within GAAP that have
been discussed with management, ramifications
of the use of these alternative disclosures and
treatments, and the treatment preferred by the
independent auditor; and (c) other material
communications between the independent
auditor and management, such as any
management letter or schedule of unadjusted
differences.

• Reviewing and discussing with management
earnings press releases, with particular attention
to the use of “pro forma” or “adjusted”
non-GAAP information, before they are issued.

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

13. continued		• Reviewing and discussing generally with
management the nature of the financial
information and earnings guidance provided to
analysts and rating agencies.

• Reviewing with management and the
independent auditor disclosures made to the
Audit Committee by the Corporation’s CEO and
CFO during their certification process for the
Corporation’s Form 40F about the quality,
adequacy and effectiveness of the Corporation’s
internal controls and any significant deficiencies
in the design or operation of internal controls or
material weakness therein and any fraud
involving management or other employees who
have a significant role in the Corporation’s
internal controls.

• Reviewing and discussing with management and
the independent auditor the effect of regulatory
and accounting initiatives as well as off-balance
sheet structures on the Corporation’s financial
statements.

• Reviewing and discussing with management and
the independent auditor any audit problems or
difficulties and management’s response.

• Reviewing and discussing with management and
the independent auditor the effectiveness of the
Corporation’s disclosure controls and procedures.

• Discussing with management and the
independent auditor financial reporting issues
and judgements made in connection with the
preparation of the Corporation’s financial
statements, including any significant changes in
the Corporation’s selection or application of
accounting principles, any major issues as to the
adequacy of the Corporation’s internal controls
and any special steps adopted in light of
material control deficiencies.

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

13. continued		• Reviewing with management, and such outside
professionals as the Audit Committee considers
appropriate, important trends and developments
in financial reporting practices and requirements
and their effect on the Corporation’s financial
statements.

• Discussing with management and the
independent auditor any correspondence with
regulators or governmental agencies and any
published reports which raise material issues
regarding the Corporation.

• Establishing procedures for the receipt, retention
and treatment of complaints received by the
Corporation regarding accounting, internal
accounting controls, auditing matters or
potential violations of law; and the confidential,
anonymous submission by employees of the
Corporation of concerns regarding questionable
accounting or auditing matters or potential
violations of law.

• In accordance with its Charter, the Audit Committee
is required to have direct communication channels
with the external auditors to discuss and review
specific issues as appropriate. The Audit
Committee Charter specifically provides that the
independent auditor shall report directly to the
Audit Committee and requires that the Audit
Committee be directly responsible for the oversight
of the work of the independent auditor, including
the resolution of disagreements between
management and the auditor regarding financial
reporting matters.

14.The board of directors should implement	Yes	• Individual directors may, in appropriate
a system which enables an individual		circumstances and subject to the approval of the
director to engage an outside advisor		CCG Committee, engage independent advisors at
at the expense of the corporation in		the expense of the Corporation.
appropriate circumstances. The
engagement of the outside advisor
should be subject to the approval of an
appropriate committee of the board.

SCHEDULE B

Special Resolution Authorizing Amendment of Articles to Increase the Maximum Number of Directors

Be It Resolved That:

1. the articles of the Corporation be amended to provide that the Corporation shall have a minimum of one (1) and a maximum of twelve (12) directors;

2. the number of directors of the Corporation within the minimum and maximum number of directors provided for in the articles of the Corporation is hereby determined to be nine (9);

3. hereafter, the board of directors of the Corporation is empowered to determine from time to time the number of directors of the Corporation within the minimum and maximum numbers provided for in the articles of the Corporation, as the same may be amended from time to time;

4. any one officer or director of the Corporation is hereby authorized and directed on behalf of the Corporation to deliver Articles of Amendment in duplicate, to the Director under the Business Corporations Act (Ontario) to give effect to the amendment provided for in paragraph 1 and to sign and execute all documents and to do all things necessary or advisable in connection with the foregoing; and

5. the Board of Directors of the Corporation is hereby authorized to revoke the special resolution provided in paragraph 1 without further approval of the shareholders of the Corporation at any time prior to the endorsement by the Director under the Business Corporations Act of a Certificate of Amendment of articles in respect of the amendment referred to therein.

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

February 26, 2003

The undersigned shareholder of CFM CORPORATION (the "Corporation") hereby appoints Colin Adamson, Chairman and Chief Executive Officer of the Corporation, or failing him, Jim Lutes, President and Chief Operating Officer of the Corporation, or if the undersigned wishes to appoint a proxy holder other than the foregoing persons, the undersigned hereby appoints _______________________________________ as the proxy of the undersigned to attend, act and vote for and on behalf of the undersigned at the Annual and Special Meeting of Shareholders of the Corporation (the "Meeting") to be held in the Auditorium in the Conference Centre at The Toronto Stock Exchange, The Exchange Tower, 2 First Canadian Place, 130 King Street West, Toronto, Ontario, on February 26, 2003 at 4:15 p.m. (Toronto time), and at any adjournment thereof, hereby revoking any proxy previously given.

Election of	The shares represented by this proxy will be voted in the manner indicated below.
Directors	If no choice is specified, this proxy will be voted in favour of the election of directors, as set out in the Management Information Circular of the Corporation
dated December 31, 2002 (the "Management Information Circular").

For the election as directors of all nominees specified in the accompanying
Management Information Circular; or

Withhold from voting for the election of directors.
Appointment	The shares represented by this proxy will be voted in the manner indicated below.
of Auditors	If no choice is specified, this proxy will be voted in favour of the appointment of Ernst & Young LLP, Chartered Accountants, as auditors of the Corporation and authorizing the Board of Directors of the Corporation to fix the
remuneration of the auditors.

For the appointment of Ernst & Young LLP as auditors of the Corporation and authorizing the Board of Directors of the Corporation to fix the remuneration of the auditors, or

Withhold from voting for the appointment of auditors.
Increase in	The shares represented by this proxy will be voted in the manner indicated below.
Maximum	If no choice is specified, this proxy will be voted for the approval of the special
Number of	resolution authorizing an amendment to the Articles of the Corporation to
Directors	increase the maximum number of directors specified in the Articles of the
Corporation to 12, as set out in the Management Information Circular.

For the approval of the special resolution authorizing an amendment to the
Articles of the Corporation to increase the maximum number of directors specified in the Articles of the Corporation to 12; or

Against the approval of the special resolution authorizing an amendment to the Articles of the Corporation to increase the maximum number of directors specified in the Articles of the Corporation to 12.

Other Matters	The shares represented by this proxy will be voted at the discretion of the proxyholder named above on amendments to the foregoing matters and on such other matters as may properly come before the Meeting.

Any shareholder has the right to appoint a person (who need not be a shareholder)
other than the persons designated above to attend and act for him or her and on his or her behalf at the Meeting. In order to do so the shareholder may insert the name of such person in the blank space provided above, or such shareholder may use another appropriate form of proxy.

This proxy is solicited by the management of the Corporation.

Dated this ______________________ day of _______________________, 2003. Name of shareholder (please print) Signature of shareholder or duly authorized person

Notes:

(1) This proxy should be dated and signed by the shareholder, or by his or her attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized person.

The name of the shareholder must appear exactly as it is shown on the affixed label. If shares are held jointly, any one of the owners may sign. Executors, administrators, trustees and other similar holders should set out their full title. If not dated in the space provided, this proxy will be deemed to bear the date on which it was mailed by management.

(2) The shares represented by this proxy will be voted as directed by the shareholder. This proxy confers authority for the above-named to vote in their discretion with respect to any amendments or variations to the matters identified in the notice of meeting accompanying this proxy instrument or other matters which may properly come before the Meeting.